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EXHIBIT 11        Statement re: computation of per share earnings


NET INCOME PER SHARE

                                                                      THREE MONTHS ENDED
                                                                ------------------------------
                                                                DECEMBER 28,      DECEMBER 29,
                                                                   1997               1996

Income from continuing operations                                $  154,000        $1,570,000

Loss from discontinued operations                                         -          (299,000)
                                                                 ----------        ----------

Net income                                                       $  154,000        $1,271,000
                                                                 ==========        ==========

Weighted average common shares
  outstanding - basic                                             7,090,000         6,612,000

Adjustments thereto(1)                                              673,000         1,320,000
                                                                 ----------        ----------

Weighted average common shares and equivalents - diluted          7,763,000         7,932,000
                                                                 ==========        ==========

BASIC EPS:
Income from continuing operations per share                      $     0.02        $     0.24
                                                                 ==========        ==========
Net income per share                                             $     0.02        $     0.19
                                                                 ==========        ==========

DILUTED EPS:
Income from continuing operations per share                      $     0.02        $     0.20
                                                                 ==========        ==========
Net income per share                                             $     0.02        $     0.16
                                                                 ==========        ==========



     (1) Adjusts the weighted average number of shares outstanding for (i) dilutive stock options and warrants using the treasury stock method, and (ii) the conversion of preferred stock using the if-converted method.




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